Form 12b-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25        Commission File No. 0-19844
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                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K and 10-KSB [ ]Form 20-F  [ ] Form 11-K
[X] Form 10-Q and 10-QSB [ ] Form N-SAR

For Period Ended: March 31, 1999

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

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     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full name of Registrant                            PARACELSIAN, INC.
                                                 -------------------------------

Former name if applicable                               N/A
                                                 -------------------------------

Address of principal executive office             222 LANGMUIR LABORATORIES
(street and number)                                CORNELL TECHNOLOGY PARK
                                                 -------------------------------

City, State and Zip Code                           ITHICA, NEW YORK  14850
                                                 -------------------------------

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PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |  (a) The reasons described in reasonable detail in Part III of this form
     |      could not be eliminated without unreasonable effort or expense.
     |
     | (b) The subject annual report, semi-annual report, transition report on | Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be | filed on or before the fifteenth calendar day following the | prescribed due date; or the subject quarterly report or transition
[X]  |      report on Form 10-Q,  or portion  thereof will be filed on or before
     |      the fifteenth calendar day following the prescribed due date; and
     |
     |  (c) The  accountant's  statement  or  other  exhibit  required  by  Rule
     |      12b-25(c) has been attached if applicable.
     |
     |

PART III - NARRATIVE

     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

     The Registrant had unresolved matters pending with respect to prior periodic reports in connection with a registration statement on Form S-3. These matters, which had the potential to impact the 2nd quarter 10-QSB, were not resolved with commission staff until May 12, 1999, thereby causing a delay in the Registrant's ability to file Form 10-QSB for the quarter ended March 31, 1999.

PART IV - OTHER INFORMATION

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          (1) Name and telephone number of person to contact in regard to this notification


          Bernard Landes                            607-257-4224
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               (Name)                            (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                                                 [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



Date   May 17, 1999                       By /s/ Bernard Landes
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                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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